Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 13, 2021, relating to the financial statements of KalVista Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of KalVista Pharmaceuticals, Inc. for the year ended April 30, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 10, 2022